Exhibit 99.1

FOR IMMEDIATE RELEASE

DiamondHead Holdings Corp. Receives Expected Notification from Nasdaq Related to Delayed Filing of its Quarterly Report

New York – June 3, 2021 – DiamondHead Holdings Corp. (the “Company”) announced today it received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Quarterly Report”), the Company is no longer in compliance with the continued listing requirements set forth in Section 5250(c)(1) of The Nasdaq Stock Market LLC Rules (the “Nasdaq Listing Rule”). The notice has no immediate impact on the listing of the Company’s securities, which will continue to trade on the Nasdaq, subject to the Company’s compliance with other applicable continued listing requirements.

As disclosed in the Current Report on Form 8-K filed today by the Company, on April 12, 2021 the Staff of the Securities and Exchange Commission (the “SEC”) issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”). The Staff Statement informs market participants that certain warrants issued by SPACs, such as those issued by the Company, may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings. The Company has previously classified its private placement warrants and public warrants (collectively, the “warrants”) as equity.

As a result of the considerable time and dedication of resources required to evaluate the Company’s accounting practice with respect to the Company’s warrants and the resulting impact on the Company’s financial statements, the Company was unable to complete and file the Quarterly Report by the required due date of May 17, 2021. On May 18, 2021, the Company filed a Form 12b-25 Notification of Late Filing with the SEC in connection with the Quarterly Report.

The Company subsequently filed the Quarterly Report with the SEC on June 3, 2021. As a result of such filing, the Company expects to regain compliance with the Nasdaq Listing Rule.

About DiamondHead Holdings Corp.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

For inquiries please contact: Keith Feldman, Chief Financial Officer

Telephone: (212) 572-6260